Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (No. 333-191004) of Citizens Independent Bancorp, Inc. (the “Company”), our report dated March 28, 2014, relating to our audit of the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and to the use of our name under the caption “Experts”, which is part of this Registration Statement.

/s/ Suttle & Stalnaker, PLLC

Parkersburg, West Virginia

March 28, 2014